Exhibit 99.1

Selected Financial Data set forth in this Exhibit 99.1 has been revised from the selected financial data included in Item 6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 to reflect the retroactive application of our adoption of Financial Accounting Standards Board (“FASB”) Staff Position No. APB 14-1 (“FSP APB 14-1”), “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”

ITEM 6. SELECTED FINANCIAL DATA

The table below presents our selected consolidated financial data as of and for the five years ended December 31, 2008.  The historical financial data has been derived from the historical consolidated financial statements as adjusted for the impact of adopting FSP APB 14-1. This information should be read in conjunction with the consolidated financial statements and accompanying notes included in this Current Report on Form 8-K.

	As of and for the Years Ended
	12/31/2008	12/31/2007	12/31/2006	12/31/2005	12/31/2004
	(as adjusted)	(as adjusted)	(as adjusted)	(as adjusted)	(as adjusted)
	(In Thousands, Except Per Share Amounts)
Income Statement Data:
Revenues:
Net product sales	$561,012	$739,020	$705,378	$412,126	$626,477
Other product related revenues	17,103	30,646	19,790	20,130	21,498
Total revenues	578,115	769,666	725,168	432,256	647,975
Cost of goods sold	401,544	501,147	506,884	277,554	435,988
Gross margin	176,571	268,519	218,284	154,702	211,987
Operating expenses (income):
Research and development	59,656	77,659	61,766	62,497	47,533
Selling, general and administrative	137,866	138,217	148,217	92,309	67,954
Acquired in-process research and development	-	-	-	-	84,000
Intangible assets impairment	-	-	1,100	6,999	-
Settlements and loss contingencies, net	49,837	(945)	1,250	-	(2,846)
Gain on sale of facility	-	-	-	-	(2,812)
Restructuring costs	15,397	-	1,283	-	-
Total operating expenses	262,756	214,931	213,616	161,805	193,829
Gain on sale of product rights and other	9,625	20,000	3,054	-	-
Operating (loss) income	(76,560)	73,588	7,722	(7,103)	18,158
Other income (expense), net	-	(56)	126	(831)	63
Gain on extinguishment of senior subordinated convertible notes	3,033	-	-	-	-
Equity in loss of joint venture	(330)	(387)	(663)	(534)	(795)
Loss on marketable securities and other investments, net	(7,796)	(1,583)	(583)	16,013	-
Interest income	9,246	13,673	8,974	5,343	4,869
Interest expense	(13,355)	(13,781)	(13,265)	(12,819)	(12,404)
(Loss) income from continuing operations before (benefit) provision for income taxes	(85,762)	71,454	2,311	69	9,891
(Benefit) provision for income taxes	(32,447)	24,670	(410)	(8,016)	2,790
(Loss) income from continuing operations	(53,315)	46,784	2,721	8,085	7,101
Gain (loss) from discontinued operations and loss from disposal before benefit for income taxes	505	-	-	(42,975)	(4,942)
Provision (benefit) for income taxes	2,361	1,212	894	3,220	(1,927)
Loss from discontinued operations	(1,856)	(1,212)	(894)	(46,195)	(3,015)
Net (loss) income	$(55,171)	$45,572	$1,827	$(38,110)	$4,086

Net (loss) income per share of common stock:
Basic:
(Loss) income from continuing operations	($1.60)	$1.36	$0.08	$0.24	$0.21
Loss from discontinued operations	(0.05)	(0.04)	(0.03)	(1.35)	(0.09)
Net (loss) income	($1.65)	$1.32	$0.05	($1.11)	$0.12

Diluted:
(Loss) income from continuing operations	($1.60)	$1.35	$0.08	$0.23	$0.20
Loss from discontinued operations	(0.05)	(0.04)	(0.03)	(1.35)	(0.09)
Net (loss) income	($1.65)	$1.31	$0.05	($1.12)	$0.11

Weighted average number of common shares outstanding:

1

Basic:	33,312	34,494	34,422	34,191	34,142
Diluted	33,312	34,718	34,653	34,435	34,873

Balance Sheet Data:
Working capital	$203,462	$232,100	$133,817	$286,081	$290,543
Property, plant and equipment, net	79,439	82,650	89,155	87,570	60,001
Total assets	748,237	772,296	802,798	721,687	698,014
Long-term debt, less current portion	-	-	-	164,257	158,537
Total stockholders’ equity	411,983	452,810	420,431	381,524	395,910